Exhibit 99.1

NeoMedia Technologies, Inc. Reports Operating Results for the Three Months and Nine Months Ended September 30, 2008

Friday November 14, 2008, 5:00 pm EST ATLANTA, NeoMedia Technologies, Inc. ("we," "us" or "our") (OTC BB: NEOM) today announced results from operations for the three months (the "third quarter") and nine months ended September 30, 2008 as compared to the three months and nine months ended September 30, 2007.

Revenues

Total revenues increased slightly to $330,000 for the three months ended September 30, 2008 from $287,000 for the three months ended September 30, 2007. Total revenues decreased to $801,000 for the nine months ended September 30, 2008 from $1,310,000 for the nine months ended September 30, 2007. The decrease for the nine month periods was primarily due to our focus on development and rollout of products and services to support the emerging barcode ecosystem that is being defined by bodies such as the OMA, GSMA and CTIA. We believe this focus will deliver the most value in the future.

Selling, General & Administrative, and Research & Development Expenses

Total S, G&A and R&D expenses increased slightly to $2,333,000 for the three months ended September 30, 2008 from $2,149,000 for the three months ended September 30, 2007. Total S, G&A and R&D decreased to $7,406,000 for the nine months ended September 30, 2008 from $8,240,000 for the nine months ended September 30, 2007. The decrease for the nine month periods were primarily due to significant reductions in professional fees, partially offset by severance costs for our former officers.

Financing and Other Costs

Net interest and losses in the fair value of our derivative financial instruments decreased to $7,484,000 for the three months ended September 30, 2008 from $19,200,000 for the three months ended September 30, 2007. Net interest and losses in the fair value of our derivative financial instruments decreased to $7,591,000 for the nine months ended September 30, 2008 from $23,988,000 for the nine months ended September 30, 2007. The decreases for the three and nine month periods were primarily due to fluctuations in the value of the derivatives and embedded conversion features in our debentures and convertible preferred stock, related to changes in our stock price during the reporting periods.

Loss from Continuing Operations

Net loss from Continuing Operations decreased to $9,864,000 for the three months ended September 30, 2008 from $21,386,000 for the three months ended September 30, 2007. Net loss from Continuing Operations decreased to $15,179,000 for the nine months ended September 30, 2008 from $31,929,000 for the nine months ended September 30, 2007. The decreases for the three and nine month periods were primarily due to decreased costs in our Financing and Other Costs.

Net Loss

Net loss decreased to $9,833,000 for the three months ended September 30, 2008 from $26,133,000 for the three months ended September 30, 2007. Net loss decreased to $15,439,000 for the nine months ended September 30, 2008 from $40,229,000 for the nine months ended September 30, 2007. The decreases for the three and nine month periods were primarily due to decreased costs in our Financing and Other Costs and decreases in losses recognized from our discontinued operations.

Financing

As of September 30, 2008 we had cash of $515,000 and our liabilities exceeded our assets by $85,984,000. Our ability to continue as a going concern is dependent on many factors but is principally dependent on continued funding through the Securities Purchase Agreement executed on July 29, 2008, between ourselves and YA Global Investments, L.P. On October 28, 2008 we closed the second funding under that agreement and received additional net proceeds of $2,100,000. We continue to carefully manage our cash position and expenditures and believe that we have sufficient cash to continue our operations until the third and final funding under that agreement in January, 2009.

Condensed Operating Data

	Three Months ended		Nine Months ended
	September 30, 2008		September 30, 2008
	2008	2007	2008	2007
	(amounts in thousands, except share and per share data)

Revenues	330	287	801	1,310
Cost of sales	377	324	983	1,011

Gross Profit (Loss)	(47)	(37)	(182)	299

Selling, general & administrative, and
research & development	2,333	2,149	7,406	8,240

Operating Loss	(2,380)	(2,186)	(7,588)	(7,941)

Financing and Other Costs	(7,484)	(19,200)	(7,591)	(23,988)

Loss from continuing operations	(9,864)	(21,386)	(15,179)	(31,929)

Gain (Loss) from discontinued operations	31	(4,747)	(260)	(8,300)

Net loss	(9,833)	(26,133)	(15,439)	(40,229)

Accretion of dividends on convertible
preferred stock	(398)	(428)	(1,196)	(1,289)

Net loss attributable to common shareholders	(10,231)	(26,561)	(16,635)	(41,518)

Gain (loss) per share, basic and diluted:
Continuing operations	(0.01)	(0.02)	(0.01)	(0.04)
Discontinued operations	0.00	(0.01)	(0.00)	(0.01)
Net loss per share, basic and diluted	(0.01)	(0.03)	(0.01)	(0.05)

Weighted average shares, basic and diluted	1,236,058,293	927,306,694	1,137,671,871	835,772,746

Conference Call Information:

We will host a conference call to discuss our third quarter operating results on November 19, 2008. The call will begin at 10:00 AM Eastern Time. The live dial-in number is USA / Canada (888) 674-0222 or International (201) 604-0498 and the Program Title: Q4 Shareholder Conference Call. The call will be available for replay at http://www.neom.com.

About NeoMedia Technologies:

NeoMedia Technologies, Inc. is a world market leader in the field of optically initiated transactions, applying innovative solutions to combine the physical and mobile worlds with its patented, leading-edge mobile Direct-to-Web technology. In order to offer the customer a stable, high-performance infrastructure for processing optical codes, NeoMedia is expanding its offerings by adding the award-winning Gavitec technology.  Gavitec AG mobile digit, a member company of NeoMedia Technologies (OTC BB: NEOM), is a leading provider of technical equipment for code reading systems and software for mobile communications applications. Gavitec AG is based in Germany and offers standardized and individual solutions for mobile marketing, mobile couponing, mobile ticketing and mobile payment systems. For further information, please visit: www.neom.com, www.neoreader.com and www.mobiledigit.de.

Contact:

Terry Griffin
NeoMedia Technologies, Inc.
+1 678 638 0460 x111
tgriffin@neom.com

Cautionary Statements for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act:

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. Information about potential factors that could affect our business and financial results and cause actual results to differ materially from those in the forward-looking statements are included under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2007 which is on file with the SEC and available at the SEC's website at http://www.sec.gov/.